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                                                                 EXHIBIT (g)(11)

                      AMENDMENT TO THE CUSTODIAN AGREEMENT

         THIS AMENDMENT, dated as of ______________________, 2001, between NICHOLAS- APPLEGATE INSTITUTIONAL FUNDS, (the FUND) an open-end management investment company organized under the laws of the State of Delaware and registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the 1940 ACT) on behalf of each of the portfolios listed on the Appendix "C" to the Custodian Agreement, as the same may be amended from time to time (each a PORTFOLIO and collectively the PORTFOLIOS), and BROWN BROTHERS HARRIMAN & CO., a limited partnership formed under the laws of the State of New York (BBH&CO. or the CUSTODIAN), amends the Custodian Agreement between the parties dated May 1, 1999 (the "Custodian Agreement").

                              W I T N E S S E T H:

         WHEREAS, the Fund has employed BBH&Co. to act as custodian for the Fund and to provide related services, all as provided in the Custodian Agreement;

         WHEREAS, the Securities and Exchange Commission has promulgated Rules 17f-5 and 17f-7 under the Investment Company Act of 1940 which establish rules regarding the Fund's investments held outside the United States at subcustodians or through Securities Depositories (INVESTMENTS); and

         WHEREAS, BBH&CO is willing to provide services in connection with such Rules in accordance with the terms of this Amendment to the Custodian Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Fund and BBH&Co. hereby agree, as follows:


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1.       That Section 8.2 of the Custodian Agreement shall be amended and restated in its entirety as follows:

8.2 FOREIGN SECURITIES DEPOSITORIES AND SUBCUSTODIANS. Unless instructed otherwise by the Fund, the Custodian may deposit and/or maintain non-U.S. Investments of the Fund in any non-U.S. Securities Depository provided such Securities Depository meets the requirements of an "eligible securities depository" under Rule 17f-7 promulgated under the 1940 Act, or any successor rule or regulation ("Rule 17f-7") or which by order of the Securities and Exchange Commission is exempted therefrom. Prior to the time that securities are placed with such depository, but subject to the provisions of Section 8.2.4 below, the Custodian shall have prepared an assessment of the custody risks associated with maintaining assets with the Securities Depository and shall have established a system to monitor such risks on a continuing basis in accordance with subsection 8.2.3 of this Section.

         Additionally, the Custodian may, at any time and from time to time, appoint (a) any bank, trust company or other entity meeting the requirements of an "eligible foreign custodian" under Rule 17f-5 or which by order of the Securities and Exchange Commission is exempted therefrom, or (b) any bank as defined in Section 2(a)(5) of the 1940 Act meeting the requirements of a custodian under Section 17(f) of the 1940 Act and the rules and regulations thereunder, to act on behalf of the Fund as a Subcustodian for purposes of holding Investments of the Fund outside the United States. Such appointment of foreign Subcustodians shall be subject to approval of the Fund in accordance with Subsections 8.2.1 and 8.2.2 hereof, and use of non-U.S. Securities Depositories shall be subject to the terms of Subsections 8.2.3 and 8.2.4 hereof. An Instruction to open an account in a given country shall comprise authorization of the Custodian to hold assets in such country in accordance with the terms of this Agreement. The Custodian


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shall not be required to make independent inquiry as to the authorization of the Fund to invest in such country.

                  8.2.1 BOARD APPROVAL OF FOREIGN SUBCUSTODIANS. Unless and except to the extent that the Board has delegated to and the Custodian has accepted delegation of review of certain matters concerning the appointment of Subcustodians pursuant to Subsection 8.2.2, the Custodian shall, prior to the appointment of any Subcustodian for purposes of holding Investments of the Fund outside the United States, obtain written confirmation of the approval of the Board of Trustees or Directors of the Fund with respect to (a) the identity of a Subcustodian, and (b) the Subcustodian agreement which shall govern such appointment, such approval to be signed by an Authorized Person.

                  8.2.2 DELEGATION OF BOARD REVIEW OF SUBCUSTODIANS. From time to time, the Custodian may agree to perform certain reviews of Subcustodians and of Subcustodian Contracts as delegate of the Fund's Board. In such event, the Custodian's duties and obligations with respect to this delegated review will be performed in accordance with the terms of the attached 17f-5 Delegation Schedule to this Agreement.

                  8.2.3 MONITORING AND RISK ASSESSMENT OF SECURITIES DEPOSITORIES. Prior to the placement of any assets of the Fund with a non-U.S. Securities Depository, the Custodian: (a) shall provide to the Fund or its authorized representative an assessment of the custody risks associated with maintaining assets within such Securities Depository; and (b) shall have established a system to monitor the custody risks associated with maintaining assets with such Securities Depository on a continuing basis and to promptly notify the Fund or its Investment Adviser of any material changes in such risk. In performing its duties under this subsection, the Custodian shall use reasonable care, prudence and diligence and may rely on such reasonable sources of information as may be available including but not limited to: (i) published ratings; (ii) information supplied by a Subcustodian that is a participant in such Securities Depository; (iii) industry surveys or publications; (iv) information supplied by the depository itself, by its auditors (internal or external) or by the relevant Foreign Financial Regulatory Authority. It is acknowledged that information procured through some or all of these sources may not be independently verifiable by the Custodian and that direct access to Securities Depositories is limited under most circumstances. Accordingly, the Custodian shall not be responsible for errors or omissions in its duties hereunder provided that it has performed its monitoring and assessment duties with reasonable care, prudence and diligence. The risk assessment shall be provided to the Fund or its Investment
         Advisor by such means as the Custodian shall reasonably establish. Advices of material change in such assessment may be provided by the Custodian in the manner established as customary between the Fund and the Custodian for transmission of material market information. To the extent that a custody arrangement with an Eligible Securities Depository no longer meets the requirements described herein, the Fund's assets must be withdrawn from the depository as soon as reasonably practicable. If withdrawal is not possible, the Fund and the Custodian will confer to discuss appropriate steps to ensure compliance with 17f-7.

                  8.2.4 SPECIAL TRANSITIONAL RULE. It is acknowledged that Rule 17f-7 has an effective date of July 1, 2001 and that the Custodian will require a period of time to fully prepare risk assessment information and to establish a risk monitoring system as provided in Subsection 8.2.3. Accordingly, until July 1, 2001, the Custodian shall use reasonable efforts to implement the measures required by Subsection 8.2.3, and shall in the interim provide to the Fund or its Investment Advisor the depository information customarily provided and shall promptly inform the Fund or its Investment Advisor of any material development affecting the custody risks


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         associated with the maintenance of assets with a particular Securities
         Depository of which it becomes aware in the course of its general duties under this Agreement or from its duties under Section 8.2.3 as such duties have been implemented at any given time.




2. In addition, that the definitions under the Custodian Agreement shall be amended as follows:

                  FOREIGN FINANCIAL REGULATORY AUTHORITY shall have the meaning given by Section 2(a)(50) of the 1940 Act.

                  SECURITIES DEPOSITORY shall mean a central or book entry system or agency established under Applicable Law for purposes of recording the ownership and/or entitlement to investment securities for a given market that, if a foreign Securities Depository, meets the definitional requirements of Rule 17f-7 under the 1940 Act.


    All defined terms used herein shall have the meaning given in the Custodian Agreement as amended by this Amendment.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed as of the date first above written.

         NICHOLAS APPLEGATE INSTITUTIONAL FUNDS
         on behalf of each of the portfolios listed on the Appendix "C" to the Custodian Agreement

         By:_______________________________

         By: BROWN BROTHERS  HARRIMAN & CO.

         By: ________________________________